Exhibit 8.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

November 2 , 2016

Lions Gate Entertainment Corp.

2700 Colorado Avenue

Santa Monica, CA 90404

Ladies and Gentlemen:

We have acted as counsel to Lions Gate Entertainment Corp., a corporation organized and existing under the corporate laws of British Columbia (“Lions Gate”), in connection with the preparation and execution of the Agreement and Plan of Merger, dated as of June 30, 2016 (the “Agreement”), by and among Lions Gate, Orion Arm Acquisition Inc., a Delaware corporation and indirect wholly-owned Subsidiary of Lions Gate (“Merger Sub”), and Starz, a Delaware corporation (“Starz”). Pursuant to the Agreement, Merger Sub will merge with and into Starz (the “Merger”), with Starz continuing as the surviving corporation and becoming an indirect wholly-owned subsidiary of Lions Gate. Immediately prior to the consummation of the Merger, Lions Gate will effect a reorganization of its outstanding share capital, pursuant to which each existing Lions Gate common share, without par value (a “Lions Gate Common Share”), will be converted into 0.5 shares of newly issued Class A voting shares, without par value, of Lions Gate and 0.5 shares of newly issued Class B non-voting shares, without par value, of Lions Gate, subject to the terms and conditions of the Agreement (the “Reclassification”).

The Merger, the Reclassification and certain other matters contemplated by the Agreement are described in the joint proxy statement/prospectus (“Joint Proxy Statement/Prospectus”), which is included in the registration statement filed on Form S-4 by Lions Gate (as amended or supplemented through the date hereof) (the “Registration Statement”) in connection with the Merger and the Reclassification. Unless otherwise indicated, any capitalized terms used but not otherwise defined herein have the meaning ascribed to them in the Agreement or the Registration Statement.

For purposes of this opinion, we have reviewed the Agreement, the Registration Statement and such other documents and matters of law and fact as we have considered necessary or appropriate. We have assumed that (i) the Merger and the Reclassification will be consummated pursuant to and in accordance with the terms of the Agreement and in the manner described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party to the Agreement); (ii) the consummation of the Merger and the Reclassification will be effective under applicable state law; (iii) the statements concerning the Merger, the Reclassification or the parties thereto set forth in the Agreement or the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time and thereafter; (iv) any such statements made in the Agreement or the Registration Statement qualified by knowledge, intention, belief or any other similar qualification are true, complete and correct, and will remain true, complete and correct at all times up to and including the Effective Time and thereafter, in each case as if made without such qualification, (v) the parties to the Agreement have complied with, and if applicable, will continue to comply with, the covenants, conditions and other provisions contained in the Agreement without any waiver, breach or amendment thereof and (vi) Lions Gate, Merger Sub, Starz and their respective

Lions Gate Entertainment Corp.

subsidiaries will treat the Reclassification for United States federal income tax purposes in a manner consistent with the opinion set forth below. If any of the above described assumptions are untrue for any reason or if the Merger or the Reclassification is consummated in a manner that is different from the manner described in the Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.

Based upon and subject to the foregoing, and our consideration of such other matters of fact and law as we have considered necessary or appropriate, we hereby confirm to you that the statements set forth under the caption “Material U.S. Federal Income Tax Consequences of the Reclassification to Lions Gate Shareholders” in the Joint Proxy Statement/Prospectus included in the Registration Statement, subject to the limitations, exceptions and qualifications set forth herein and therein, constitute our opinion as to the material U.S. federal income tax consequences of the Reclassification to U.S. holders and non-U.S. holders of Lions Gate Common Shares.

We express no opinion on any issue relating to the tax consequences of the transactions contemplated by the Registration Statement other than the opinion set forth above. Our opinion set forth above is based on the Code, Treasury regulations promulgated thereunder, administrative pronouncements and judicial precedents, all as of the date hereof. The foregoing authorities may be repealed, revoked or modified, and any such change may have retroactive effect. Any change in applicable laws, facts or circumstances surrounding the Merger or the Reclassification, or any inaccuracy in the statements, facts, assumptions or representations on which we have relied, may affect the validity of the opinion set forth herein. We assume no responsibility to inform Lions Gate of any such change or inaccuracy that may occur or come to our attention.

We are furnishing this opinion in connection with the filing of the Registration Statement and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz